Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2016 THIRD QUARTER AND NINE MONTHS RESULTS

Company to host conference call on March 31, 2016, at 11:00 a.m. ET

Financial and Operational Highlights

*	On January 29, 2016, NAU entered into a teach-out agreement whereby the University will provide degree completion opportunities to students of Westwood College-Aurora, Westwood College-Denver North, and Westwood College-Online, following these institutions’ closures. Certain of the activities to be performed by the University under the teach-out agreement are subject to regulatory approvals from the State of Colorado, the Higher Learning Commission and the U.S. Department of Education.

*	During the FY 2016 third quarter, NAU saw enrollment growth in its continuing education/workforce development and doctoral programs; however, enrollment by headcount for the period (winter 2015-16 term) decreased 20.3% over the prior-year period to 7,649 students as of February 29, 2016.

*	Balance sheet at February 29, 2016, included cash and cash equivalents and investments of $26.7 million; working capital of $27.8 million; no outstanding lending debt; and stockholders’ equity of $42.3 million, or approximately $1.75 per diluted share.

*	FY 2016 third quarter total revenue was $22.7 million, compared to $29.1 million in the prior-year period. The Company’s academic segment’s revenue was $22.4 million in the FY 2016 third quarter, compared to $28.8 million in the prior-year period.

*	FY 2016 third quarter net loss attributable to the Company was $1.9 million, compared to net income attributable to the Company of $1.5 million in the prior-year period, primarily as a result of lower revenues, fixed educational services expenses, and one-time adjustments on discontinued operations.

*	The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 31, 2016, which will be paid on or about April 8, 2016.

*	The Board of Directors also authorized a stock repurchase plan of up to $500,000 of common stock in both open market and privately negotiated transactions.

Rapid City, South Dakota, March 30, 2016 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2016 third quarter and nine months ended February 29, 2016.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “We are pleased to provide degree completion opportunities to certain students affected by the closure of Westwood College, specifically at its two Denver, Colorado, ground campuses and its online campus. As the majority of the educational programs offered by the teach-out are well aligned with those offered at NAU, credits earned by Westwood students are eligible for transfer into NAU’s related programs. We are able to efficiently provide this opportunity to affected Westwood students given some of the excess capacity across our system and our existing ability to support a larger student population. We look forward to serving these students with the same commitment to their long-term success that we have demonstrated over the last 75 years.”

Dr. Shape continued, “In addition to the new ‘MyReason’ branding campaign highlighting the reasons students attend NAU, which we launched just a few months ago, we launched a marketing initiative in Canada in late March and expect enrollments from Canadian institutions with which NAU has relationships to begin making an impact in our FY 2016 fourth quarter. Furthermore, we plan to launch the 17 new academic programs we developed last spring by this coming summer term.”

Dr. Shape concluded, “Enrollment for the winter 2015-16 term was in line with expectations given the typical seasonality we see during this time of year due to the holidays. However, we are projecting an increase in credit hours from winter to spring terms for this spring 2016 term, which has not happened since the spring 2012 term. We continue to concentrate our efforts in improving enrollment trends with several strategic initiatives. Consistent with our continued efforts to align expense reductions with revenue expectations to further support the operating goals of the Company, we discontinued ground operations at our Tigard, Oregon, and Weldon Spring, Missouri, locations as of March 1, 2016. Our online division is now providing services to the students that were being served by these two locations. Through this transition, we anticipate realizing the benefits of the $2.6 million in reduced annual expenditures beginning in the FY 2016 fourth quarter. While we will continue to evaluate our cost structure on an ongoing basis, NAU continues to invest its resources into expanding its programmatic offering at a time when our primary student population of working adults are increasingly met with limited options to further their education. The Company is in a strong financial position, and we are committed to providing the necessary support to enable our students to successfully achieve their academic goals.”

Operating Review

Enrollment Update

Total NAU student enrollment for the winter 2015-16 term decreased 20.3% to 7,649 students from 9,595 during the prior winter term. Students enrolled in 66,287 credit hours compared to 83,933 credit hours during the prior winter term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at February 29, 2016, and February 28, 2015, by degree level and by instructional delivery method:

	February 29, 2016 (Winter ’15-’16 Term)		February 28, 2015 (Winter ’14-’15 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	167	2.2%	98	1.0%
Doctoral	88	1.2%	52	0.5%
Graduate	279	3.6%	290	3.0%
Undergraduate & Diploma	7,115	93.0%	9,155	95.4%

Total	7,649	100.0%	9,595	100.0%

	February 29, 2016		February 28, 2015
	No. of Students	% of Total	No. of Students	% of Total
Online	5,286	69.1%	6,212	64.7%
On-Campus	1,308	17.1%	1,849	19.3%
Hybrid	1,055	13.8%	1,534	16.0%

Total	7,649	100.0%	9,595	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.2% of the Company’s revenues for the quarter ended February 29, 2016.

Fiscal 2016 Third Quarter Financial Results

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Total revenues for the FY 2016 third quarter were $22.7 million, compared to $29.1 million in the same period last year. The academic segment’s total revenue was $22.4 million, compared to $28.8 million in the prior-year period. This decrease in academic segment revenues was primarily a result of a decrease in enrollment, which was driven by weaker market demand among NAU’s targeted student demographic, but was partially offset by a Board of Governors-approved tuition increase of approximately 2.5% that became effective in the fall term.

●
For the FY 2016 third quarter, educational services expense was $6.3 million, or 27.9% of the academic segment’s total revenue, compared to $7.3 million, or 25.4%, for the FY 2016 third quarter. The increase in cost of educational services as a percentage of total academic revenue was the result of fixed facility costs on lower revenues and one-time costs associated with discontinued operations.

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

●
During the FY 2016 third quarter, SG&A expenses decreased to $17.7 million, or 77.9% of total revenues, from $17.9 million, or 61.5%, in the prior-year period despite one-time expenses resulting from the discontinuation of campus operations at the Tigard, Oregon, and Weldon Spring, Missouri, locations; a one-time increase in bad debt expense; and additional expenses related to executing on the Company’s strategic initiatives.

●
Loss before income taxes and non-controlling interest for the FY 2016 third quarter was $3.0 million, compared to income before income taxes and non-controlling interest of $2.4 million in the same period last year, primarily as a result of decreased revenues on lower enrollment and one-time costs associated with discontinued operations.

●
Net loss attributable to the Company for the FY 2016 third quarter was $1.9 million, or $0.08 per diluted share based on 24.2 million shares outstanding, compared to net income attributable to the Company of $1.5 million, or $0.06 per diluted share based on 25.2 million shares outstanding, in the prior-year period.

●
Losses before interest, tax, and depreciation and amortization (“LBITDA”) for the FY 2016 third quarter were $1.4 million, compared to EBITDA of $4.1 million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Fiscal 2016 Nine Months Financial Results

●
Total revenues for the first nine months of FY 2016 were $73.1 million, compared to 89.0 million in the prior-year period. The academic segment’s total revenue was $72.2 million, compared to $87.7 million in the prior-year period, as a result of the 20.3% decrease in enrollment, which was partially offset by a tuition increase of 2.5%. The Company believes it will achieve increased revenue growth as it continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.

●
NAU’s educational services expense for the first nine months of FY 2016 was $19.4 million, or 26.8% of the academic segment’s total revenue, compared to $21.5 million, or 24.6%, in the prior-year period.

●
During the first nine months of FY 2016, SG&A expenses increased to $55.5 million, or 75.9% of total revenues, compared to $53.8 million, or 60.5%, in the prior-year period. The increase was a result of an increase in the provision for uncollectable tuition, as well as the one-time reversal of $1.5 million in non-cash compensation expense related to performance-based restricted stock awards in the prior-year period and costs associated with discontinuing operations.

●	Loss before income taxes and non-controlling interest for the first nine months of FY 2016 was $6.6 million, compared to income before income taxes and non-controlling interest of $10.4 million in the prior-year period, primarily as a result of decreased revenues and increased SG&A expenses.

●	Net loss attributable to the Company during the first nine months of FY 2016 was $4.4 million, or $0.18 per diluted share based on 24.8 million shares outstanding, compared to net income attributable to the Company of $6.5 million, or $0.26 per diluted share based on 25.2 million shares outstanding, in the prior-year period.

●	LBITDA for the first nine months of FY 2016 were $1.7 million, compared to EBITDA of $15.6 million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	2/29/2016	5/31/2015	% Change
Cash and Cash Equivalents/Investments	$26.7	$27.4	(2.6)%
Working Capital	27.8	34.6	(19.8)%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	42.3	52.5	(19.4)%

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 31, 2016, that will be paid on or about April 8, 2016.

Stock Repurchase Program

The Company also announced that its Board of Directors authorized a stock repurchase plan of up to $500,000 of common stock in both open market and privately negotiated transactions. The plan is authorized for a period of one year from the date of April 4, 2016. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements, and other prevailing market conditions. The plan may be limited or terminated without prior notice.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, March 31, 2016, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call.  In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q3-2016.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company filed on August 7, 2015, and in its other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel The Equity Group Inc. Carolyne Y. Sohn 415-568-2255 csohn@equityny.com	Adam Prior 212-836-9606 aprior@equityny.com

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS AND THREE MONTHS ENDED FEBRUARY 29, 2016 AND FEBRUARY 28, 2015
(In thousands, except share and per share amounts)

	Nine Months Ended		Three Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
REVENUE:
Academic revenue	$67,381	$81,862	$21,130	$27,053
Auxiliary revenue	4,854	5,840	1,273	1,747
Rental income — apartments	831	876	275	283
Condominium sales	0	447	0	0

Total revenue	73,066	89,025	22,678	29,083

OPERATING EXPENSES:
Cost of educational services	19,380	21,537	6,252	7,327
Selling, general and administrative	55,480	53,839	17,672	17,896
Auxiliary expense	3,590	4,144	927	1,279
Cost of condominium sales	0	368	0	0
Loss (gain) on disposition of property	734	(1,678)	671	0

Total operating expenses	79,184	78,210	25,522	26,502

OPERATING (LOSS) INCOME	(6,118)	10,815	(2,844)	2,581

OTHER INCOME (EXPENSE):
Interest income	62	128	18	17
Interest expense	(654)	(671)	(217)	(220)
Other income — net	133	138	45	38

Total other expense	(459)	(405)	(154)	(165)

(LOSS) INCOME BEFORE INCOME TAXES	(6,577)	10,410	(2,998)	2,416

INCOME TAX BENEFIT (EXPENSE)	2,234	(3,924)	1,123	(938)

NET (LOSS) INCOME	(4,343)	6,486	(1,875)	1,478

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(35)	(26)	(16)	(14)

NET (LOSS) INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	(4,378)	6,460	(1,891)	1,464

OTHER COMPREHENSIVE (LOSS) INCOME — Unrealized (losses)
gains on investments, net of tax	(3)	3	0	2

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$(4,381)	$6,463	$(1,891)	$1,466

Basic net (loss) earnings per share attributable to National American University Holdings, Inc.	$(0.18)	$0.26	$(0.08)	$0.06

Diluted net (loss) earnings per share attributable to National American University Holdings, Inc.	$(0.18)	$0.26	$(0.08)	$0.06

Basic weighted average shares outstanding	24,836,759	25,151,670	24,152,228	25,181,951
Diluted weighted average shares outstanding	24,836,759	25,160,601	24,152,228	25,191,074

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES
AS OF FEBRUARY 29, 2016 AND CONDENSED
CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2015
(In thousands, except share and per share amounts)

	February 29,	May 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,564	$23,300
Available for sale investments	4,115	4,102
Student receivables — net of allowance of $805 and $1,583 at February 29, 2016 and May 31, 2015, respectively	3,166	14,358
Other receivables	425	1,195
Income taxes receivable	3,787	0
Deferred income taxes	2,311	2,335
Prepaid and other current assets	2,346	2,151
Total current assets	38,714	47,441
Total property and equipment - net	32,302	36,390
OTHER ASSETS:
Condominium inventory	621	385
Land held for future development	312	312

Course development — net of accumulated amortization of $2,979 and $2,760 at February 29, 2016 and May 31, 2015, respectively	734	804
Other	1,076	1,212
Total other assets	2,743	2,713
TOTAL	$73,759	$86,544

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$275	$244
Accounts payable	3,202	3,246
Dividends payable	1,092	1,139
Income taxes payable	72	1
Deferred income	1,841	1,459
Accrued and other liabilities	4,472	6,746
Total current liabilities	10,954	12,835
DEFERRED INCOME TAXES	3,224	3,283
OTHER LONG-TERM LIABILITIES	5,595	6,047
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	11,643	11,853
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,430,854 issued and 24,135,234 outstanding as of February 29, 2016; 28,262,241 issued and 25,191,414 outstanding as of May 31, 2015)	3	3
Additional paid-in capital	58,765	58,336
Retained earnings	6,068	13,751
Treasury stock, at cost (4,295,620 shares at February 29, 2016 and 3,070,827 shares at May 31, 2015)	(22,416)	(19,455)
Accumulated other comprehensive loss, net of taxes - unrealized loss on available for sale securities	(4)	(1)
Total National American University Holdings, Inc. stockholders' equity	42,416	52,634
Non-controlling interest	(73)	(108)
Total stockholders' equity	42,343	52,526
TOTAL	$73,759	$86,544

The following table provides a reconciliation of net income attributable to the Company to EBITDA/LBITDA:

	Three Months Ended		Nine Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
	(dollars in thousands)
Net (Loss) Income attributable to the Company	$(1,891)	$1,464	$(4,378)	$6,460
Income attributable to non-controlling interest	16	14	35	26
Interest Income	(18)	(17)	(62)	(128)
Interest Expense	217	220	654	671
Income Tax Expense (Benefit)	(1,123)	938	(2,234)	3,924
Depreciation and Amortization	1,399	1,521	4,242	4,636

EBITDA (LBITDA)	$(1,400)	$4,140	$(1,743)	$15,589

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.